Exhibit 99.1

MORRIS PUBLISHING GROUP ENGAGES J.P. MORGAN SECURITIES TO

ARRANGE AND SYNDICATE A REFINANCING OF SENIOR CREDIT FACILITIES

AUGUSTA, Ga. (October 25, 2005) —Morris Publishing Group announced that it has engaged J.P. Morgan Securities Inc. to seek to arrange and syndicate a refinancing of its senior credit facilities, in an effort to reduce interest costs. The engagement contemplates a $50 million reduction in the total principal amount of the existing credit facilities, with term loans and revolving credit facilities aggregating $350 million due in 2012.

“Once again, we are pleased to utilize J.P. Morgan’s expertise in accessing the credit markets in order to reduce the overall cost of our capital,” said Will Morris, President and CEO of Morris Publishing Group.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing was formed in 2001 and assumed the operations of the newspaper business segment of its parent, Morris Communications. Morris Publishing publishes 27 daily and 13 non-daily newspapers, 5 city magazines and numerous other free community publications across the United States.

CONTACT:

Craig S. Mitchell

Senior Vice President of Finance

Morris Communications Company, LLC

706-823-3236

craig.mitchell@morris.com